Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces First Quarter 2009 Results

And Earnings Conference Call

Irving, Texas — May 05, 2009 — Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced a net loss of $1.2 million, or negative $0.11 per diluted share, for the first quarter of 2009 on revenues of $3.3 million, compared to net income of $0.4 million, or $0.03 per diluted share, on revenues of $12.4 million for the first quarter of 2008.

Earle Steinberg, President and CEO, stated “The deterioration of the economic situation in the fourth quarter of 2008 and continuing into 2009 has made the challenges of our recovery more difficult. We continue to believe that our unique set of expertise and capabilities positions us to provide real and tangible results for clients by improving their profits and reducing their costs more quickly and more effectively.  Although not yet evidenced in our financial performance, we believe our prospect list and pipeline is improved both in quantity and quality. However, in the current economy the sales cycle process can be extended and require more levels of approval for new projects, which delays new business.

We believe that our balance sheet is sufficient to provide the resources to enable us to recover. Our cash balance at the end of the quarter was $7.1 million, or $0.67 per diluted share. We expect to receive additional tax refunds in the first half of 2009 approximately of $2.5 million.

We remain confident that we are on the right course to achieve the end results we, as your management team, and you, as our shareholders, expect.”

First Quarter 2009 Financial Performance

Revenue

Revenue for the first quarter of 2009 was $3.3 million, compared to $12.4 million in the first quarter of 2008. Consulting revenue from US government clients, represented by our Government practice, was $0.8 million, or 26% of revenue, in the first quarter of 2009, compared to $9.1 million, or 74% of revenue, in the first quarter of 2008. Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Industrial, Transportation and Logistics, and European practices, was $2.1 million, or 63% of revenue, in the first quarter of 2009, compared to $2.9 million, or 23% of revenue, in the first quarter of 2008. Reimbursement of expenses was $0.4 million, or 11% of revenue in the first quarter of 2009, compared to $0.4 million, or 3% of revenue in the first quarter of 2008.

Gross Margins

Gross profit margins for the first quarter of 2009 were 44%, compared to 48% for the first quarter of 2008. The  drop in first quarter gross margins is related to lower level of revenue in the first quarter of 2009 and to a higher concentration of lower margin works.

Selling, General & Administrative (SG&A)

SG&A costs for the first quarter of 2009 were $3.4 million, compared to $5.5 million in the first quarter of 2008. The $2.1 million decrease is related primarily to a $0.3 million decrease in stock-based compensation during the first quarter of 2009, a $0.5 million decrease in sales commissions and executive bonus, a $0.3 million decrease in recruiting costs, a $0.2 million decrease in our use of outside consultants, a $0.4 million decrease in bad debt expense, a $0.3 million decrease in payroll costs due to the decline in the number of consultants employed and a $0.1 million decrease in other costs due to a decline in activity as compared to the same period in 2008.

Working Capital and Cash Flow

Working capital decreased from $13.3 million at December 31, 2008 to $11.8 million at March 31, 2009, due primarily to our operating loss for the first quarter ended March 31, 2009.

For the first quarter of 2009, net cash decreased $1.2 million, compared to a net increase of $2.5 million for the first quarter of 2008. For the first quarter of 2009, net cash provided by operating activities was negative $1.1 million, compared to $3.5 million for the first quarter of 2008. This decrease is due primarily to our operating loss for the first quarter of 2009, decrease in our accrued liabilities, an increase in income tax receivable and decreased collection of our accounts receivable. There were no investing activities in the first quarter of 2009. Cash used for financing activities for the first quarter of 2009 was $0.1 million including the $0.05 million purchase of stock under our stock repurchase plan, and the $0.05 million net tax effect of stock issuances compared to $1.1 million in the first quarter of 2008, related to the payment of dividends for quarters ended after December 31, 2007.

Despite the loss during the year, we continue to have a relatively strong balance sheet and no long-term debt. At the present time, we estimate that our working capital will be sufficient to fund our operations until we are able to return to profitability. We continue to assess this situation on an on-going basis. Despite the challenges we face, we are enthusiastic about the future of Thomas Group. Based on our forecast of working capital for 2009, we elected not to request the renewal and extension of our line of credit when it expired on March 31, 2009. We expect to receive additional income tax refunds of approximately $2.5 million before the end of the second quarter of 2009.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. During the first quarter of 2009, we have repurchased 73,693 shares for a total of $52,071, or an average of $0.71 per share including commissions and fees.

As of March 31, 2009, we have repurchased 570,602 shares for a total of $1,035,580, or $1.81 per share including commissions and fees. We have 234,848 shares remaining to be repurchased under the existing Board resolutions. We are continuing to purchase shares under this plan in the second quarter of 2009.

Operations and Business Development

As we previously announced, during March and April of 2008, two of our multi-year contracts with the U.S. Navy expired. These contracts accounted for approximately 85% of our revenue in 2007. Our revenue for 2008 decreased significantly as compared to 2007, due in large part to these contract expirations.

In response to the loss of these contracts, in early 2008 we put in place a plan to return to profitability and growth. This included an immediate reduction of staff as well as on-going efforts to significantly reduce expenses in order to minimize losses and to make it easier to achieve profitability. However, in reducing expenses, we have attempted to balance the need for reduced costs with the need to be able to develop new product offerings, as well as to maintain the ability to add new clients as the result of our continuing business development efforts.

In addition to previously announced efforts, we continue to seek ways to reduce costs. As of March 31, 2009 we had 24 consultants on furlough. Subsequent to quarter end, we furloughed one additional  consultant. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client projects that require their individual skill sets. In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.

We anticipate that we will operate at a loss until we are able to develop the required level of new business to reach break even.

Earnings Conference Call

We would like to invite you to participate in a conference call with our senior management to discuss the earnings for first quarter of 2009.

Tuesday, May 05, 2009
10:00 a.m. CT, 11:00 a.m. ET

To participate in the conference call, please call 800-247-5110 from the U.S. or 334-323-7224 from outside the US. The PASSCODE is: 542459.  Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=144168

Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software. Webcast replay is available until May 5, 2010. Approximately one hour after the earnings conference call, a playback of the conference call will be available for sixty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 62659614#. Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

Contact:	Earle Steinberg, President and Chief Executive Officer
972.869.3400
esteinberg@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2008. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Consulting revenue before reimbursements	$2,920	$12,040
Reimbursements	368	398
Total revenue	3,288	12,438
Cost of sales before reimbursable expenses	1,478	6,047
Reimbursable expenses	$368	398
Total cost of sales	1,846	6,445
Gross profit	1,442	5,993
Selling, general and administrative	3,362	5,531
Operating income	(1,920)	462
Interest income, net	4	119
Other income	6
Income from operations before income taxes	(1,910)	581
Income taxes	(685)	216
Net income	$(1,225)	$365

Earnings per share:
Basic:	$(0.11)	$0.03
Diluted:	$(0.11)	$0.03

Weighted average shares:
Basic	10,678	11,073
Diluted	10,678	11,120

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenue:
North America	$1,920	$11,695
South America	17	—
Europe	1,351	743
Total revenue	$3,288	$12,438

Selected Balance Sheet Data

(Unaudited)

	March 31, 2009	December 31, 2008
Cash	$7,118	$8,349
Trade accounts receivables	1,607	1,432
Income tax receivable, net	3,322	3,650
Total current assets	13,250	14,912
Total assets	15,662	17,154
Total current liabilities	1,483	1,701
Total liabilities	1,676	1,903
Total stockholders’ equity	$13,986	$15,251

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